Exhibit 99.1

Mannatech Announces Record Quarterly Sales, Net Income and E.P.S

Coppell, Texas–August 10, 2004 - Mannatech, Incorporated (NASDAQ: MTEX) today announced record sales and net income for its second quarter ended June 30, 2004. For the three months ended June 30, 2004, net sales reached $74.3 million, which was an increase of 59.8% from $46.5 million for the same period in 2003 and net income increased by 376.1% to $5.6 million or $0.20 earnings per share (diluted), as compared to $1.2 million or $0.04 earnings per share (diluted) for the same period in 2003. For the first six months of 2004, net sales increased by 52.5% to reach $132.7 million and net income increased to $8.7 million, or $0.32 earnings per share (diluted), compared to sales of $87.0 million and net income of $2.6 million, or $0.10 earnings per share (diluted) for the same period in 2003. Net sales by country for the three months ended June 30, 2004, in millions, and as a percentage of total net sales are as follows:

	United States		Canada		Australia		United Kingdom		Japan		New Zealand		Total
2004	$49.5	66.6%	$5.8	7.8%	$7.4	10.0%	$2.6	3.5%	$5.9	7.9%	$3.1	4.2%	$74.3	100%
2003	$31.7	68.2%	$4.2	9.0%	$3.4	7.3%	$1.0	2.2%	$4.6	9.9%	$1.6	3.4%	$46.5	100%
% increase 2004 over 2003	56.2%		38.1%		117.6%		160.0%		28.3%		93.8%		59.8%

Commenting on the results, Mannatech Chairman and CEO Sam Caster said, “Our record performance, with sales growth of 59.8% and net income increasing 376.1%, is a testament to Mannatech’s products, our Associates and the future of the Company. Along with this tremendous growth in our current markets, we are excited about introducing Mannatech products to South Korea when we plan to open for business in September 2004. Another sign of our strong trend is our increase in pack sales, which increased by 101.8% in the second quarter of 2004 as compared to 2003. Pack sales, which are regarded as a leading indicator for Mannatech, include signups, renewals, and upgrades, and our higher priced pack choices include various product selections as well as sales materials. New Associates are joining our company at a record rate, and we look forward to adding South Korea to our family of markets.”

The number of new and continuing Mannatech independent associates and members who purchased Mannatech’s products within the last 12 months is as follows:

	For the twelve months ended June 30,
	2003		2004
New	112,000	49.6%	150,000	47.8%
Continuing	114,000	50.4%	164,000	52.2%

Total	226,000	100.0%	314,000	100.0%

About Mannatech, Incorporated

Mannatech, based in Coppell, Texas, is a wellness solution provider that sells its products through a global network-marketing system throughout the United States and the international markets of Canada, Australia, the United Kingdom, Japan and New Zealand. Mannatech plans to open operations in South Korea in September 2004 and in Taiwan in the first quarter of 2005. For additional information about Mannatech, please visit its corporate website: www.mannatech.com.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “believes,” and “plans” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that its expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions its readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

(Unaudited financial schedules to follow)

Contact:

Mannatech, Incorporated

Stephen Fenstermacher, CFO

972-471-6512

IR@mannatech.com

MANNATECH, INCORPORATED

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except share amounts)

	December 31, 2003	June 30, 2004
ASSETS
Cash and cash equivalents	$28,291	$35,041
Restricted cash	2,140	393
Accounts receivable	134	460
Current portion of notes receivable from shareholders	55	—
Inventories	7,861	9,134
Prepaid expenses and other current assets	2,084	1,475
Deferred tax assets	2,363	2,336

Total current assets	42,928	48,839
Property and equipment, net	5,514	5,772
Long-term investments	9,994	17,065
Notes receivable from shareholders, excluding current portion	150	155
Deferred tax assets	631	644
Restricted cash	—	549
Other assets	806	1,377

Total assets	$60,023	$74,401

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital leases and notes payable	$16	$10
Accounts payable	2,687	2,301
Accrued expenses	19,940	27,291
Deferred revenue	3,142	4,400
Current portion of accrued severance related to former executives	953	486

Total current liabilities	26,738	34,488
Capital leases and notes payable, excluding current portion	32	28
Accrued severance related to former executives, excluding current portion	359	169
Long-term liabilities	106	405
Deferred tax liabilities	—	12

Total liabilities	27,235	35,102
Commitments and contingencies	—	—
Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares Issued and outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 26,227,171 shares issued and 26,183,422 outstanding in 2003 and 26,425,671 shares issued and 26,351,356 outstanding in 2004	3	3
Additional paid-in capital	24,175	25,030
Retained earnings	9,271	15,327
Accumulated other comprehensive loss	(422)	(499)

	33,027	39,861
Less treasury stock, at cost, 43,749 shares in 2003 and 74,315 in 2004	(239)	(562)

Total shareholders’ equity	32,788	39,299

Total liabilities and shareholders’ equity	$60,023	$74,401

MANNATECH, INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(in thousands, except per share information)

	Three months ended June 30,		Six months ended June 30,
	2003	2004	2003	2004
Net sales	$46,519	$74,318	$86,989	$132,705

Cost of sales	7,397	11,283	14,094	19,940
Commissions and incentives	19,590	34,139	35,932	60,005

	26,987	45,422	50,026	79,945

Gross profit	19,532	28,896	36,963	52,760

Operating expenses:
Selling and administrative expenses	9,267	11,526	19,097	23,831

Other operating costs	7,162	8,342	12,886	15,326
Severance expenses	1,417	—	1,417	—

Total operating expenses	17,846	19,868	33,400	39,157

Income from operations	1,686	9,028	3,563	13,603

Interest income	58	155	134	293
Interest expense	(2)	(15)	(4)	(16)
Other income (expense), net	(104)	(755)	8	(847)

Income before income taxes	1,638	8,413	3,701	13,033
Income taxes	(467)	(2,839)	(1,111)	(4,354)

Net income	$1,171	$5,574	$2,590	$8,679

Earnings per common share:
Basic	$0.05	$0.21	$0.10	$0.33

Diluted	$0.04	$0.20	$0.10	$0.32

Weighted-average common shares outstanding:
Basic	25,179	26,343	25,156	26,289

Diluted	26,526	27,389	26,618	27,380